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                                                                 EXHIBIT 23.2

                       Consent of Independent Auditors


The Board of Directors
Coho Energy, Inc.


We consent to the use of our reports included an incorporated by reference in the Registration Statement on Form S-3 relating to the consolidated statements of earnings, shareholders' equity and cash flows of Coho Energy, Inc. and subsidiaries for the year ended December 31, 1994 and related financial statement schedule, which reports appear in the December 31, 1996 Annual Report on Form 10K of Coho Energy, Inc. incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.



                                                  KPMG Peat Marwick LLP


Dallas, Texas
October 1, 1997